EXHIBIT 99.1
                                                                    ------------

PRESS RELEASE DATED MARCH 29, 2004


Lifeway Foods Reports Record Year End Results

Net Income Rose 45% on 22% Increase in Revenue

Morton Grove, Illinois, March 29, 2004 -- Lifeway Foods, Inc. (NASDAQ: LWAY) today reported record year-end results for the 2003 fiscal year. The company reported net income of $2,221,939 or $.26 per split adjusted share on sales of $14,877,788 for the year ended December 31, 2003, compared to net income of $1,528,684 or $.18 per split adjusted share on sales of $12,212,236 for the year ended December 31, 2002. Those figures represent a 22% increase in sales and a 45% increase in net income over 2002, also a record year.

"In the 1st quarter of 2003, we finalized the sale of real estate, which netted approximately a $1.2 million capital gain. Over the course of the 4th quarter, 2003, we selectively disposed of approximately $1 million, net, in heavily impaired securities. By doing this, we were able to minimize the income tax liability created from the real estate gain, and strengthened our financial position by removing the impaired securities from our balance sheet," said Controller, Edward Smolyansky.

Julie Smolyansky, President and CEO, attributed the company's strong performance in 2003 to ever increasing awareness of the probiotic health-related benefits of its products and specifically to further expansion in mainstream and specialty markets of Lifeway's flagship kefir beverages, Lifeway's SoyTreat(R) -- a probiotic soy kefir based beverage, Lifeway's Organic(TM) kefir beverages and Lifeway's LaFruta(TM), a yogurt drink line geared to the Hispanic market.

"Our sales continue to grow at a great pace, and the acceptance of our products in mainstream channels continue to rise. Our new packaging for Soy Treat(R) can already be seen on the shelves in some regions. The new packaging of our Kefir line is also close to completion. Combining these factors with our great 1st quarter results to date, in which sales rose approximately 18% versus the 1st quarter 2003, we feel the first half of the year should continue to be strong."

Lifeway is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir and does a successful business exporting its products to Canada. The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, and America's first soy kefir called SoyTreat(R).

For more information, contact Julie Smolyansky, President, Lifeway Foods, Inc. at (847) 967-1010, e-mail at info@lifeway.net or visit www.lifeway.net.

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More information about these factors and their effects on company performance is contained in filings made by Lifeway Foods, Inc. with the U.S. Securities and Exchange Commission including, but not limited to, the annual report on Form 10-K. Information regarding securities filings made by Lifeway Foods, Inc. may be found by visiting the company's website at www.kefir.com.

                               Lifeway Foods, Inc.


                          Condensed Statement of Income

                                              Twelve Months Ended
                                        ------------------------------
                                       Dec. 31, 2003      Dec. 31, 2002
                                        -----------        -----------
          Sales                         $14,877,788        $12,212,236

          Cost of Goods Sold              7,840,782          6,744,086
                                        -----------        -----------

          Gross Profit                    7,037,006          5,468,150

          Operating Expenses              3,558,362          2,890,504

          Income from Operations          3,478,644          2,577,646

          Income before taxes             3,576,487          2,472,022

          Income taxes                    1,354,548            943,338

          Net income                      2,221,939          1,528,684
                                        ===========        ===========

          Earnings Per Share            $       .26        $       .18
                                        ===========        ===========

           Wtd. Ave. Shares               8,436,888          8,531,522

